Exhibit 99.1

October 26, 2018

The Board of Trustees

Pebblebrook Hotel Trust

7315 Wisconsin Avenue, Suite 1100 West

Bethesda, MD 20814

Members of the Board of Trustees:

We hereby consent to the inclusion of our opinion letter, dated September 6, 2018, to the Board of Trustees of Pebblebrook Hotel Trust (“Pebblebrook”) as Annex B to, and reference to such opinion letter under the headings “Summary — Opinions of Financial Advisors — Opinion of Pebblebrook’s Financial Advisor,” “The Mergers — Background of the Mergers,” “The Mergers — Recommendation of the Pebblebrook Board and Its Reasons for the Mergers,” and “The Mergers — Opinion of Pebblebrook’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed merger involving Pebblebrook and LaSalle Hotel Properties (“LaSalle”), which joint proxy statement/prospectus forms a part of Amendment No.1 to Registration Statement on Form S-4 of Pebblebrook (File No. 333-227405), filed October 26, 2018 (the “Registration Statement”). Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our opinion letter is not to be used, circulated, quoted or otherwise referred to, for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement (including any subsequent amendments to the Registration Statement) or any other document, except in accordance with our prior written consent. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ RAYMOND JAMES & ASSOCIATES, INC.

RAYMOND JAMES & ASSOCIATES, INC.